Exhibit 99.1

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 1 of 28

FOR PUBLICATION

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

_______________________________________________
:
	:	Civil Action No. 09-1337 (JAP)
In re: CONGOLEUM CORPORATION,	:
:
Debtors.	:	OPINION
:
_______________________________________________	:

PISANO, District Judge:

On February 27, 2009, Judge Ferguson of the Bankruptcy Court denied confirmation of the fourteenth plan of reorganization1 (the “Plan”) submitted over the last five years by the Plan Proponents2/Appellants.  She then dismissed the bankruptcy case.  It is the appeal of those two Orders that is currently before the Court.  This Court has jurisdiction to hear the instant appeal pursuant to 28 U.S.C. § 158(a).  Oral argument was held on this matter on July 1, 2009.  For the reasons stated below, this Court reverses in part and affirms in part the Bankruptcy Court’s Order denying confirmation of the Plan, and reverses and vacates the Order dismissing the Debtors’ bankruptcy cases.  Further, this Court withdraws the reference pursuant to 28 U.S.C. § 157(d) for this matter and will conduct additional hearings on the case.
I.           Background

____________________
1           This Plan is the Twelfth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated November 14, 2008.

2           “Plan Proponents” shall be used to refer to the following parties: Congoleum Corp., Congoleum Sales, Inc., Congoleum Fiscal, Inc. (collectively, “Company,” “Congoleum” or “Debtors”), the Asbestos Claimants’ Committee (the official committee of asbestos claimants appointed in the Debtors’ bankruptcy cases), and the Bondholders’ Committee (the official committee of bondholders appointed in the Debtors’ bankruptcy cases).

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 2 of 28

A.           The Debtors’ Asbestos Liability and Prior Litigation
Congoleum is a manufacturer of floor tile and other products based in Mercerville, New Jersey.  The company owns and operates four plants, two of which are located in New Jersey, and employs approximately 600 employees.  “Since 2005, Congoleum has generated cumulative earnings before interest, taxation, and amortization (‘EBITDA’) of approximately $74 million, including the generation of approximately $7 million during 2008 despite a recession and severe downturn in its end markets of residential and manufactured housing.”  (Declaration of Howard N. Feist, III, Joint Appendix, Vol. I., A169, ¶ 4.)3
Before 1974, Congoleum’s floor tiles contained asbestos fibers within them, and Congoleum stopped producing asbestos-containing sheet vinyl products in 1983.  Beginning in 1981 and continuing through 2002, Congoleum was subject to approximately 70,000 tort suits alleging bodily injury due to exposure to its asbestos-containing floor tiles.  (See A1390-92.) Congoleum’s primary insurance carriers settled some 33,000 of these claims, at a cost of about $13.5 million.  (Id.)  “As of September 30, 2002, over 99% of claims incurred by [Congoleum] have settled, on average, for amounts less than $102 per claimant.”  (Id. at A1392.)  Most of these claims were settled by Congoleum’s primary insurers, all of whom subsequently claimed Congoleum had exhausted its coverage by August 2002.  (See A170-71, ¶¶ 11-14.)
Counsel for the Debtors noted at oral argument that settlement of asbestos claims was particularly difficult because of the frequent latent nature of asbestos-related injuries. (Transcript

____________________
3           All citations to the Joint Appendix will be referenced by “A__.”

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 3 of 28

of Oral Argument at 9, In re Congoleum Corp., 09-1337 (July 1, 2009).)4  As a result of this latency issue and the claimed exhaustion of Congoleum’s primary insurance coverage, in February 2001, Congoleum sought to enter into a “coverage in place” agreement with its excess insurers, under which the parties could agree on how asserted claims against Congoleum would be handled and paid by its insurers.  After a series of unsuccessful negotiations, some of Congoleum’s excess insurers initiated insurance coverage litigation in the Superior Court of New Jersey, seeking a declaration that the excess insurers had no obligation to defend or indemnify Congoleum’s asbestos claims (the “Coverage Action”).
Throughout the pendency of the Coverage Action, Congoleum continued its efforts at settling the various asbestos cases percolating throughout the tort system.  In July 2001, a New York jury returned damages-only verdicts for asbestos claimants Kenneth Cook and Richard Arseneault in the amounts of $18.1 million and $15.8 million, respectively, during the first phase of a reverse, bifurcated trial (i.e. before liability was determined) against Congoleum and other defendants.  Perry Weitz, an attorney based in New York, represented Cook and Arseneault at the damages-trial.  Discovery for the liability phase of the case concluded in September 2002, shortly after Congoleum’s primary insurers claimed exhaustion of its coverage limits.
On August 26, 2002, Congoleum provided its excess insurers with a report regarding its asbestos claims and reiterated its desire to enter into a coverage-in-place agreement.  After its primary insurers claimed exhaustion on August 28, 2002, “Congoleum settled 131 . . . trial-listed cases in the tort system solely for a promise to pay and/or assignment of insurance rights” (the

____________________
4           All citations to the transcript of the oral argument held on July 1, 2009 will be referenced as “Tr. __.”  The transcript can be found at Docket Entry No. 67.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 4 of 28

“Pre-Petition Settlement Agreements”) for a total of approximately $25 million to be secured by Congoleum’s insurance recoveries.  (A174, ¶ 24; Letter from Don Golemme, Congoleum Risk Manager, to Arthur Pergament, Pergament Advisors, dated Feb. 12, 2004, A1075-1079.)  For example, Congoleum reached a settlement in principle with Richard Comstock, an asbestos claimant, for $225,000 in August 2002 (“Comstock settlement”).  Of that sum, one of Congoleum’s primary insurers paid $168,577.34 to Comstock.  Payment of Comstock’s claim exhausted Congoleum’s primary insurance coverage limits so the $56,422.66 balance owed to Comstock under the settlement remained unpaid.   Congoleum’s attempts to obtain a coverage-in-place agreement were unsuccessful.
B.           The Pre-Packaged Bankruptcy Scheme
As of October 2002, Congoleum’s negotiations with its insurers remained stalled.  By October 2002, Congoleum’s excess insurers had not disbursed any funds for payments of asbestos claims and were instead awaiting a decision in the Coverage Action to assess their exposure.5  Therefore, “[i]n October 2002, Congoleum began simultaneously seeking coverage

____________________
5           The court takes judicial notice of the state court proceedings “insofar as they are relevant here.”  In re: Congoleum Corp., 426 F.3d 675, 679 n.1 (3d Cir. 2005) (citing Furnari v. Warden, Allenwood Federal Correctional Inst., 218 F.3d 250, 255 (3d Cir. 2000)).  Judge Stroumtsos rendered a judgment in May 2007 in the Coverage Action that held the insurers had no coverage obligations with regards to the Claimants’ Agreement because it was an unreasonable agreement that was not executed in good faith (the “Coverage Decision”). (Coverage Decision, A1297, 1307.)   In finding the agreement to have been executed in bad faith, Judge Stroumtsos admonished Congoleum for excluding the insurers from the settlement negotiations that lead to the Claimants’ Agreement, and for entering into the agreement over its insurers’ objections.  Further, he found that “the Claimants’ Agreement was the product of negotiations by conflicted counsel” because “[Gilbert, Heintz & Randolph, LLP (“GHR”)] colluded with [Joseph] Rice and Weitz to create a framework that would provide Congoleum with both the insurance money and also protect against the asbestos liability, while having the insurance companies . . . bear the costs.”  (A1302.)

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 5 of 28

and considering the option of a pre-packaged bankruptcy for resolving its . . . asbestos liabilities.”  (A181, ¶ 46.)  This decision coincided with Congoleum’s settlement with Cook and Arseneault.  Weitz had rejected Congoleum’s initial offer of $2 million for each plaintiff in early September 2002, and had indicated that he was unwilling to settle for less than $10 million per plaintiff.  On the eve of the liability trial, due in part to a poor outcome with a mock jury trial and differing, pessimistic predictions from experts about Congoleum’s anticipated liability, Congoleum agreed to Weitz’s settlement demand of $8 million each for Cook and Arseneault. However, at a September 23, 2002 meeting, Howard Feist, III, Congoleum’s Chief Financial Officer, informed Weitz that “Congoleum did not have the financial resources exclusive of its insurance to pay a settlement in [that] amount.”  (A177, ¶ 33.)  Per Weitz’s recommendation, Congoleum contacted Scott Gilbert, of GHR, a purported expert in pre-packaged bankruptcies. Gilbert and GHR were retained by Congoleum on October 1, 2002.  (A177, ¶ 35.)  On that same day, October 1, 2002, Gilbert and Weitz agreed to an $8 million settlement for both Cook and Arseneault, with $800,000 to be paid in cash, and an assignment of insurance proceeds for the remaining $7.2 million for each case.  These settlements were finalized in writing on October 21, 2002. (See Cook and Arseneault Settlement Agreement and executed releases, A226-32.)6
Shortly after the Cook and Arseneault settlements were finalized in late October, GHR contacted Weitz and Joseph Rice, an attorney who also represented many asbestos claimants (Weitz and Rice together, “Claimants’ Counsel”), presumably in order to discuss obtaining

____________________
6           These settlements, along with the settlement Congoleum entered into with Comstock, comprise the “Pre-Petition Settlement Agreements.”

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 6 of 28

plaintiff approval of a pre-packaged bankruptcy plan.7  A press release dated November 1, 2002, which was drafted but not issued, described Congoleum’s ongoing efforts at filing a pre-packaged bankruptcy.  (See Coverage Decision, A1297.)  A general meeting with GHR and several claimants’ representatives, including Claimants’ Counsel, was held in New York on November 19, 2002 “to discuss the concept of an inventory settlement and a pre-packaged bankruptcy with representatives of certain claimants.”  (A182, ¶ 47.)  Congoleum also had a December meeting with its lender on about a pre-packaged bankruptcy and debtor-in-possession financing, and notes from this meeting indicate that the parties discussed the payment of “facilitation fees” to Messrs. Weitz and Rice.  Discussions concerning a pre-packaged bankruptcy plan continued through January 13, 2003, at which point Congoleum’s Board of Directors expressly authorized counsel to proceed with negotiations with Claimants’ Counsel regarding a pre-packaged bankruptcy.  On that same day, Congoleum issued a press release stating that it intended to enter into a pre-packaged bankruptcy plan and that discussion with counsel for the asbestos claimants was ongoing.
In April 2003, Congoleum entered into a “global settlement” agreement under which claimants were entitled to an assignment of insurance rights to secure 75% of their claim amount in exchange for submitting their claims to the § 524(g) channeling trust (the “Claimants’ Agreement”).  The other 25% of the claim would be treated as an unsecured claim.  Under the Claimants’ Agreement, “Congoleum granted a security interest in its insurance assets to a

____________________
7           11 U.S.C. § 524(g) permits a company to obtain an injunction that “channels” all current and future asbestos claims against the company to a trust funded with the company’s stock and other assets, including insurance assets. § 524(g)(2)(B)(ii)(IV) requires 75% of asbestos claimants to approve of the injunction and the bankruptcy plan prior to its implementation.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 7 of 28

‘Collateral Trust’ it formed before the bankruptcy, giving Cook and Arseneault and the other parties to the Pre-Petition Settlement Agreements and Claimants Agreement secured claims.” (Appellee Br. at 11; Security Agreement, A359; Collateral Trust Agreement, A369.)  The Collateral Trust Agreement and Security Agreement were executed contemporaneously with the Claimants’ Agreement, “form[ing] the cornerstones of the Debtors’ pre-packaged plan.”  In re Congoleum Corp., 362 B.R. 167, 185  (Bankr. D.N.J. 2007) (A992).  Under these agreements, the Trust was to be funded primarily by Congoleum’s insurers.  (Pre-Packaged Bankruptcy Plan, §§ 5.1(b), (d), Docket Entry No. 176, Case No. 03-51524.)  The Claimants’ Agreement also provided for $2 million in “facilitation fees” to Weitz and Rice, to be paid by Congoleum itself (i.e. not using any insurance monies).
Asbestos claimants were invited to submit their claims by July 2003 to be covered under the Claimants’ Agreement.  (Claimants’ Agreement, A340, 343.)  In November 2002, GHR had retained the Kenesis Group, LLP, a claim reviewing company majority owned by GHR.8  The Claimants’ Agreement contemplated that Kenesis/Clearinghouse would review the submitted asbestos claims to determine which warranted payment.  Claimants needed to provide evidence of injury and exposure to Congoleum products in order to qualify for compensation, and Kenesis/Clearinghouse would be compensated on a per-claim basis.  (Coverage Decision, A1297-98.)  By October 2003, the number of claimants under this agreement totaled approximately 79,000 claims.  (Letter from Russell Hewit, Counsel to Kenesis/Clearinghouse, to Insurance Company Counsel dated Nov. 5, 2003, A1105-106.)

____________________
8Kenesis merged with Clearinghouse in 2003, a claim reviewing firm owned by Rice’s paralegal.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 8 of 28

C.            Bankruptcy Proceedings and Plan Amendments
Congoleum filed its petition for relief under Chapter 11 of the Bankruptcy Code on December 31, 2003.  Congoleum had structured its reorganization plan as a pre-packaged plan pursuant to § 524(g), and under its terms, parties to the Pre-Petition Settlement Agreements (i.e. Arseneault, Cook, Comstock) were classified as Class 2 claimants, while parties to the Claimants’ Agreement were characterized as Class 3 claimants.9  The effect of these classifications was that the Collateral Trust would use the first $225 million in insurance recoveries to satisfy the Cook and Arseneault settlements, the Pre-Petition Settlement claimants, and the Claimants’ Agreement settlements, in that order.  (Pre-Packaged Bankruptcy Plan §§ 2.3(a), (b), and (c).)
Although Congoleum had solicited, and received, acceptance of the plan from some constituents prior to filing the bankruptcy petition, Congoleum’s insurers, the United States Trustee, and other disfavored claimants objected to the pre-packaged plan.  Further, the Bankruptcy Court ruled that the Coverage Action initiated by Congoleum’s excess insurers, which was then proceeding through the state courts, would not be stayed pursuant to 11 U.S.C. § 362, thereby permitting the excess insurers to litigate certain aspects of the Claimants’ Agreement.
In February 2005, the Third Circuit rendered its decision in In re: Combustion Engineering, Inc., 391 F.3d 190 (3d Cir. 2005), which altered the landscape governing pre-packaged bankruptcy plans involving asbestos claims under § 524(g).  In that case, the court

____________________
9           For ease of reference, the Court will refer to these parties collectively as the “favored claimants,” though the Court does not intend for such a label to indicate that they are legally preferred creditors.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 9 of 28

reviewed a pre-packaged bankruptcy plan in which certain asbestos claimants had received compensation pursuant to pre-petition agreements.  The court held that the Bankruptcy Code’s fundamental requirement of equal distribution among past and present claimants was violated by the plan’s differing treatment of the claimants who were parties to the pre-petition agreements and those who could only apply for compensation through the plan’s trust.  In reaching this conclusion, the court found that the pre-petition payments were part of the integrated whole of the pre-packaged scheme, and thus could not be exempted from the Code’s requirements.
In light of the Combustion Engineering decision, the parties had to re-convene to discuss the framework of a new pre-packaged plan, including compliance with the fundamental requirements of equal distribution between past and present claimants and that any pre-petition payments be reviewed by the court with reference to the “integrated whole” pre-packaged bankruptcy scheme.  As a result, Congoleum withdrew the pre-packaged plan in April 2005 and subsequently announced yet another agreement in principle with various claimants.  Under this new agreement, Cook, Arseneault and the other favored claimants agreed to waive any rights to their security interests in the Collateral Trust, and would instead share the common fund pro rata with other, unsecured, asbestos claimants.  (A185, ¶¶ 56-58.)
Congoleum filed an amended plan of reorganization in July 2005 reflecting the new agreement-in-principle.  However, “[i]n September 2005, the Debtors learned that certain settled claimants represented by [Perry Weitz] no longer supported” the newly amended plan.  (A186, ¶ 60.)  Congoleum subsequently withdrew this amended plan in December 2005 and, allegedly at the insistence of its insurers, initiated an omnibus avoidance action against Cook, Arseneault, and the claimants to the Pre-Petition Settlement Agreement and Claimants’ Agreement in an effort to

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 10 of 28

have these favored claimants set aside their security interests, and to recover the $2 million in facilitation fees furnished to Weitz and Rice (“Avoidance Action” or “Adversary Proceeding”).10
As the Avoidance Action progressed, Congoleum continued to negotiate with its creditors for a confirmable plan of reorganization.  In May 2006, the Bankruptcy Court ordered the mediation of all issues in the bankruptcy cases.  Over the course of the mediation, Congoleum, the Asbestos Claimants’ Committee,11 the Future Claimants’ Representative,12 the Bondholders’ Committee,13 and Messrs. Weitz and Rice eventually reached an agreement-in-principle which formed the basis for another amended plan of reorganization (the “Tenth Modified Plan”).  Under the Tenth Modified Plan, the Avoidance Action would be dismissed, and the Pre-Petition Settlement Agreement claimants would release any security interests securing their settlements, and would reduce any asbestos claims to 50% of their settled amounts.  (Tenth Modified Plan, Docket No. 4564, § 2.1.)  Claimants under the Claimants’ Agreement, in contrast, would have the option of either receiving a one-time payment of $250 or participating in the plan’s distribution procedures on the same level as other present and future asbestos claimants.  (Id. §

____________________
10           That summer, in July 2006, the Bankruptcy Court avoided Cook and Arseneault’s security interests in the insurance collateral as invalidly perfected under state law.  Judge Ferguson held that when the claimants’ documentation was approved, Arseneault and Cook had not received a transfer of security interest from Congoleum but instead became beneficiaries of a security interest granted to the Collateral Trustee.

11           The Asbestos Claimants’ Committee is the official committee of asbestos claimants appointed in Congoleum’s bankruptcy cases on April 19, 2004.

12           The Future Claimants’ Representative represents the rights and interests of the future demands for compensation from the Plan Trust.

13           The Official Bondholders’ Committee is the official committee of bondholders appointed in the bankruptcy case on January 27, 2006.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 11 of 28

2.2.)

Congoleum’s insurers challenged the Tenth Modified Plan, and on February 1, 2007,  the Bankruptcy Court granted summary judgment to the insurers and denied confirmation of the plan. In re Congoleum Corp., 362 B.R. 167 (Bankr. D.N.J. 2007).  The Bankruptcy Court held that the Tenth Modified Plan was unconfirmable on its face because the plan contemplated payments to Cook and Arseneault (approximately $4 million each), that were considerably larger than those available for other asbestos personal injury creditors.  Such a disparity, the Court held, violated the requirement of equality of distribution among creditors described in Combustion Engineering and codified in § 524(g).  See 11 U.S.C. § 524(g)(2)(B)(ii)(V) (requiring that “present claims and future demands . . . that involve similar claims” must be paid “in substantially the same manner”).  The Court noted the possibility that under the Tenth Modified Plan, although Arseneault and Cook could receive $4 million, even the most gravely ill unsecured asbestos claimants suffering from mesothelioma could have their recoveries capped at $265,000.  In re Congoleum, Corp., 362 B.R. at 186 & n.12.  Judge Ferguson took particular issue with the structure and timing of the Pre-Petition Settlement Agreements and the Claimants’ Agreement, finding that the agreements are part of the integrated whole bankruptcy case, and “that the Debtors granted pre-petition security interests to certain favored creditors and then purposefully waited more than 90 days to file in order to protect those security interests evinces a scheme designed to circumvent the Code’s equal distribution requirements.”  Id. at 186.  Further, Judge Ferguson entertained “serious concerns about the independence of judgment being exercised when it comes to Messrs. Rice and Weitz,” noting that the facilitation fees to Claimants’ counsel were “buried in the Plan” and that the Plan failed to provide for court

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 12 of 28

approval of those fees.  Id. at 187 n.14.  Although Congoleum initially appealed this decision, it ultimately permitted the appeal to be administratively terminated.
Mediation efforts continued between all parties following Judge Ferguson’s denial of confirmation of the Tenth Modified Plan.  After “extensive further mediation sessions,” the Future Claimants’ Representative, the Asbestos Claimants’ Committee, the Bondholders’ Committee, and the Debtors agreed on another plan (the “Eleventh Modified Plan”), which was submitted to the Bankruptcy Court in February 2008.  However, in June 2008, Judge Ferguson granted summary judgment denying confirmation of the Eleventh Modified Plan, again finding that the plan violated the requirement that current and future asbestos claimants be treated equally with those claimants who were parties to the Claimants’ Agreement or the Pre-Petition Settlement Agreement.  The Court also found that the plan omitted any judicial approval provision regarding the $2 million “facilitation fee” payments to Claimants’ Counsel, in violation of 11 U.S.C. § 1129(a)(4) (“Any payment made or to be made by the proponent . . . for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.”).
Frustrated with facing similar defects in each subsequently filed plan, the Bankruptcy Court issued, sua sponte, an order to show cause why Congoleum’s Chapter 11 case should not be converted into Chapter 7 (i.e. liquidation) or dismissed.  At the June 26, 2008 hearing, after noting that although the Court had considered eleven prior plans the latest plan failed to reflect any of the court’s prior rulings denying plan confirmation, Judge Ferguson vacated the order to show cause and gave the parties until December 31, 2008 to file a confirmable plan.  (See

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 13 of 28

generally A544-93.)  If the parties failed to file a confirmable plan by the end of the year, Judge Ferguson stated on the record her intention to “convert or dismiss the case.”  (Id. at A591.)
Throughout the summer, the parties engaged in settlement negotiations.  These efforts ultimately culminated in a global litigation settlement (the “Settlement”) and an amended plan of reorganization (the “Plan”) that is the subject of the instant appeal.   The Settlement, the effectiveness of which was contingent upon plan confirmation, resolved the pending Avoidance Actions and was agreed to by the Debtors, the Bondholders’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, Claimants’ Counsel, the Collateral Trustee, and nearly 90% of the claimants to the Pre-Petition Settlement Agreement.  Under the terms of the Settlement, in exchange for dismissal of the Avoidance Actions against Weitz, Rice, Arseneault, Cook, Comstock and claimants under the Pre-Petition Settlement Agreements and Claimants’ Agreement, the favored claimants would waive their claims under the Pre-Petition Settlement Agreements and Claimants’ Agreement and would instead submit their claims for resolution under the plan, effectively eliminating these two agreements.  As to Arseneault, Cook, and Comstock, the Settlement contemplated that these three claimants could either retain the payments they had received prior to the filing of the bankruptcy petition but waive any right to the additional sums owed, or “relinquish the partial payment received pre-petition for the benefit of the Plan Trust and apply for treatment by the Plan Trust under the same conditions as all other present” and future claimants.  (A194, ¶ 80.)  The Avoidance Action against Weitz and Rice to recover the $2 million in fees would be dismissed.  (See Litigation Settlement Agreement, A001-009.)
On October 22, 2008, Judge Ferguson approved the Settlement under § 105 of the Code

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 14 of 28

and Bankruptcy Rule 9019, observing that the Settlement “falls above the lowest point in the range of reasonableness.” (Settlement Decision, A101.)  However, Judge Ferguson specifically noted in her Order “that approval of this settlement does not include a finding that any piece of the settlement meets the standards required for confirmation.”  (Id.)  In particular, the court described the facilitation fees to Weitz and Rice and the absence of a provision requiring court approval of those fees as “issues the court is not deciding on this motion.”  (Id. at A103 (emphasis in original).)
D.           The Orders and Opinion of the Bankruptcy Court on Appeal
The Plan Proponents filed the Twelfth Modified Amended Plan in November 2008, following approval of the Settlement.  The insurers and disfavored asbestos claimants objected to confirmation of the Plan.  The Bankruptcy Court held confirmation hearings in December 2008, and Judge Ferguson warned the Plan Proponents that “if Summary Judgment is granted on an issue that precludes confirmation I’m going to dismiss or convert the case,” as she had indicated at the Order to Show Cause hearing some six months prior.  In order to accommodate this threat, the Plan Proponents belatedly included a severance clause to be inserted in the plan, which provided for severance of any plan provision invalidated by the Bankruptcy Court so long as the Plan Proponents so consented.
On February 27, 2009, the Bankruptcy Court granted the insurers’ motion for summary judgment denying confirmation of the Plan (the “Summary Judgement Opinion” or “Summary Judgment Order”).  After rejecting the Plan Proponents’ arguments that the insurers lacked standing to contest the confirmability of the Plan, Judge Ferguson found that the Plan was unconfirmable as a matter of law for two reasons: (1) the Plan failed to expressly contemplate

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 15 of 28

judicial review of the $2 million in “facilitation fees” paid to Weitz and Rice; and (2) the Plan treats similarly situated creditors, the asbestos claimants, unequally by virtue of the pre-petition payments to claimants Arseneault, Cook, and Comstock.   Due to these defects, and as promised, Judge Ferguson opined that cause existed to warrant dismissal of the case under 11 U.S.C. § 1112(b) and ordered the case dismissed in accordance with her opinion (the “Dismissal Order”).
The Plan Proponents have appealed both the Confirmation and Dismissal Orders, which this Court consolidated on April 21, 2009.  Century Indemnity Company, ACE American Insurance Company, and ACE Property and Casualty Company (collectively, “Century”) also filed an appeal of the Dismissal Order (the “Century Appeal”), arguing that the Bankruptcy Court erred by dismissing the case “without notice and without holding an evidentiary hearing.” (Century Br. 3.)   This Court held an on-the-record status conference and oral argument in this matter on July 1, 2009.
II.           Discussion
A.           Issues on Appeal
This Court must determine the following issues: (1) Did the Bankruptcy Court err by reaching the merits of the Plan where the Plan Proponents alleged that the insurers lacked standing to challenge the confirmability of the Plan?; (2) Was the Bankruptcy Court correct to hold the Plan unconfirmable based on Congoleum’s pre-petition settlements to certain asbestos claimants?14; (3) Was the Bankruptcy Court correct in holding the Plan unconfirmable based on

____________________
14           The Bankruptcy Court focused its analysis on the pre-petition payments to claimants Arseneault, Cook, and Comstock.  As the parties have made no arguments relating to other “favored” claimants, the Court makes no findings as to confirmability with respect to other “favored” claimants.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 16 of 28

the absence of a court-approval provision for certain fees paid to Messrs. Weitz and Rice; and finally, (4) Did the Bankruptcy Court abuse its discretion by sua sponte dismissing the Debtors’ bankruptcy cases?  The Court will address each issue in turn.
B.           Jurisdiction and Standard of Review
This Court has jurisdiction to hear appeals from final orders of the bankruptcy court.  28 U.S.C. § 158(a).  Such appeals are a matter of right.
Legal conclusions of a bankruptcy court are reviewed by the district court de novo, while factual findings may be set aside only if they are clearly erroneous.  In re Sharon Steel Corp., 871 F.2d 1217, 1222-23 (3d Cir. 1989).  “[B]ecause summary judgment may only be granted where there is no genuine issue of material fact, any purported ‘factual findings’ of the bankruptcy court cannot be ‘factual findings’ as to disputed issues of fact, but rather are conclusions as a matter of law that no genuine issue of material fact exists; such conclusions of law are, of course, subject to plenary review.”  Rosen v. Bezner, 996 F.2d 1527, 1530 n.2 (3d Cir. 1995).
C.           Standing of Insurers
The first argument appellants raise in this appeal is that the insurer-appellees lacked standing to contest the confirmability of the Plan because they are not truly creditors of the Debtors.  The appellees counter that (1) the Bankruptcy Court had an independent obligation to consider the confirmability of the Plan under 11 U.S.C. § 1129(a), separate and apart from objections made by any party; and (2) the insurers do have standing because the Plan “threatened serious harm to the insurers’ financial and contractual interests.”  (Appellees’ Br. 30.)
1.	The Court’s Independent Obligation to Review a Plan for Compliance with the Bankruptcy Code

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 17 of 28

Under 11 U.S.C. § 1129(a), a bankruptcy court must determine that a proposed plan of reorganization complies with all relevant sections of the Bankruptcy Code prior to confirming a plan, even where no creditor objects to the proposed plan.  While the appellants may be correct that a court should not consider objections to confirmation of a plan made by parties without standing, in the instant case, the Bankruptcy Court found the plan facially unconfirmable without considering the insurers’ objections.  Rather, the court found the Plan unconfirmable for two of the same reasons it had found previous plans unconfirmable: the Plan’s omission of an express judicial-approval provision to review the payments to Weitz and Rice violated § 1129(a)(4), and the pre-petition payments to Arseneault, Cook, and Comstock violated the requirement of equality of distribution among creditors.  As she stated in the Summary Judgment Opinion, “[the Bankruptcy Court] has an independent obligation to ensure that a plan meets the requirements of § 1129.  The Court finds the Amended Joint Plan unconfirmable separate and apart from any objection raised by a party.”  (Summ. J. Op., A139.)
This Court agrees that the Bankruptcy Court had an independent duty to determine the confirmability of the Plan, and therefore, this Court is empowered to reach the merits of the appeal on that basis alone.  However, because this Court affirms in part the Bankruptcy Court’s ruling regarding the unconfirmability of the Plan (see infra at II.E.), the issue of standing to object to confirmation may again become relevant.
2.	Standing of Insurers to Object to Plan Confirmation
Standing under Article III of the Constitution is evaluated on an issue-by-issue basis and “need not be financial and only need be fairly traceable to the alleged illegal action.”  In re: Congoleum, Corp., 426 F.3d at 685.  The Bankruptcy Code affords standing to object to the

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 18 of 28

confirmation of a reorganization plan to any “party in interest,” which has been construed broadly to encompass anyone with a “practical stake in the outcome of the proceedings.”  In re Amatax Corp., 755 F.2d 1034, 1041-42 (3d Cir. 1985).  Standing to appeal from an order of the Bankruptcy Court is subject to a more restrictive, prudential limitation (the “person aggrieved” standard) than is applicable for general standing to participate in the early stage of a bankruptcy proceeding.  See Combustion Eng’g, 391 F.3d at 214 n.21 (“Th[e “person aggrieved”] approach to bankruptcy appellate standing contrasts with the broad right of participation in the early stages of a bankruptcy proceeding. Under Bankruptcy Code § 1128(b), any ‘party in interest’ may object to plan confirmation during the confirmation hearing . . . and § 1109(b) has been construed to create a broad right of participation in Chapter 11 cases.”)  Generally, any creditor in a bankruptcy case is understood to have the requisite standing to challenge any aspect of a plan’s confirmation.  See 11 U.S.C. § 1109(b).
Typically, in asbestos bankruptcy cases, personal injury claims are submitted in accordance with an asbestos personal injury trust’s distribution procedures.  The insurers either pay the claim or challenge coverage in a state court coverage action.  In Combustion Engineering, the Third Circuit addressed the standing of insurers to object to confirmation of a plan of reorganization, and endorsed certain language to be used in these plans to protect insurers from any impairment of defenses to be asserted in a coverage action.  Such language renders a plan “insurance neutral” for confirmation purposes.  Combustion Eng’g, 391 F.3d at 217-18.
Although Judge Ferguson recognized the Bankruptcy Court’s inherent power to review plans for compliance with the Bankruptcy Code, she also held that the insurers have standing to object to the confirmation of the Plan because the Plan threatened substantial harm to the

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 19 of 28

insurers’ financial and contractual interests.  Specifically, Judge Ferguson held that “[t]he preemption of [the insurers’ anti-assignment and cooperation provisions in the insurers’ policies by the Code] is an injury-in-fact.”  (Summ. J. Op., A138.)  Judge Ferguson also held that the Plan was not “insurance neutral” under Combustion Engineering because the provision in the Plan that purported to protect the rights of the insurers in the Coverage Action (§ 11.12) failed to preclude the Debtors from using any express or implied findings from the Bankruptcy Court case in the Coverage Action.  (Id. A138-39 (stating, “That [omission] is a real danger to the Insurers, because this plan still attempts to address many of the same claims that had been liquidated under the Claimant Agreement that Judge Stroumtsos in the Coverage Action found to be invalid and fraudulent.”).)
This is the seventh time a court has confronted this issue.  Without fail, each successive and different court has found that the insurers have standing to challenge the Plan due to their fundamental stake in the outcome of the bankruptcy proceedings.  See, e.g., In re: Congoleum Corp., 426 F.3d at 685-87; Baron & Budd, P.C. v. Unsecured Asbestos Claimants’ Comm., 321 B.R. 147, 157-62 (D.N.J. 2005) (holding that the insurers had standing to object to plan confirmation because “[t]he principal source of funding for the Plan trust (and distributions to asbestos claimants) is insurance proceeds”); In re Congoleum Corp., 362 B.R. 167, 173-75 (Bankr. D.N.J. 2007); (Summ. J. Op., A137-39); (Hrg. Tr., Apr. 19, 2004, A947-56); (Hrg. Tr., June 7, 2004, A958-65); (Memorandum Op., dated Mar. 24, 2005, A967-73).  As these courts have noted, the insurers’ injury in fact is based on “the unfairness of a plan which binds them contractually and which directly impacts their financial interests, unfairness which is traceable to conflicts of interest among Claimants’ counsel . . . The alleged injury is redressable by the

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 20 of 28

Bankruptcy Court through a favorable decision, such as amendment of the Plan or denial of confirmation.”  Baron & Budd, 321 B.R. at 161.  As the court observed in Baron & Budd,
The totality of the facts before the Bankruptcy Court suggest the opportunity for abuse of fee sharing relationships, involving attorneys in connection with the prepetition process, to the end of conferring preferential security interests on [certain favored claimants].  To the extent that these relationships are inextricable from the overall fairness of the reorganization plan, the Insurers are parties-in-interest under § 1109.

Id. at 160.  This Court agrees and concludes that the insurers are parties in interest and have standing to challenge confirmation.
D.           Confirmation of the Plan – Pre-Petition Settlements
The Third Circuit made clear in Combustion Engineering that “[e]quality of distribution among creditors is a central policy of the Bankruptcy Code.”  Combustion Eng’g, 391 F.3d at 239.  In that case, the Third Circuit examined whether a pre-packaged bankruptcy plan under § 524(g) was confirmable where the debtor had transferred $400 million to a settlement trust in order to process and compensate hundreds of thousands of asbestos claimants shortly before filing its bankruptcy petition.  Some of these asbestos claimants retained “stub claims” for the balance owed to them.  After filing for bankruptcy, the expectation was that the participants in the pre-petition trust who held stub claims would recover from an asbestos personal injury trust established post-petition.  The Circuit ultimately held that the Code’s fundamental requirement of equal treatment for current and future asbestos claimants was violated by this arrangement because claimants with the stub claims were also creditors in the bankruptcy case and would receive preferential treatment to other asbestos claimants whose recoveries were limited to the post-petition asbestos personal injury trust.  Id. at 201 (“The remaining . . . ‘stub claims’

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 21 of 28

provided prepetition trust participants with creditor status under the Bankruptcy Code.”).  The Third Circuit stated that it must consider the bankruptcy scheme as an integrated whole in order to evaluate whether Plan confirmation is warranted.  Viewing the Combustion Engineering pre-pack bankruptcy as a whole, the record reveals that it may lack the requisite equality of distribution among creditors. The Plan, as it relates to asbestos claimants, consists of two elements: the pre-petition CE Settlement Trust and the post-petition Asbestos PI Trust. Under this interdependent, two-trust framework, the Certain Cancer Claimants, the future asbestos claimants, and other non-parties to the pre-petition settlement appear to receive a demonstrably unequal share of the limited Combustion Engineering fund.

Id. at 241-42.
In this case, the Plan provides as follows: for any claimants who had received a partial payment from Congoleum prior to the petition date, “including specifically claimants Cook, Arseneault, and Comstock,” the section of the Plan incorporating the Settlement provided that these claimants agreed to either: “(a) not seek any further recovery with respect thereto against the Debtors, including from any Asbestos Trust, or (b) return and relinquish any such pre-petition partial payment for the benefit of the Asbestos Trust or as a condition precedent to asserting any such further Asbestos Claim against the Debtors or the Asbestos Trust.”  (Twelfth Modified Plan, A114, § 5.14(f).)
The Bankruptcy Court in the instant case held that because the 2002 payments to Arseneault, Cook, and Comstock were not fully consummated, since they might be entitled to apply for further compensation from the Debtors’ estate, these pre-petition payments could not be considered unrelated from the bankruptcy case. (A148.)   Judge Ferguson further observed that although the Plan classified Arseneault, Cook, and Comstock as Class 7 creditors with all the other asbestos claimants,

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 22 of 28

it is the existence of an option that is only relevant to a tiny fraction of the overall asbestos claimants that makes the treatment unequal.  For truly equal treatment the plan could have provided that claimants Cook, Arseneault and Comstock must relinquish any pre-petition payments and apply to the Plan Trust on the same terms as all other asbestos creditors.

(A147.)15  The Bankruptcy Court next explained that even though it had approved the Settlement under the “reasonableness” standard of 9019, “[n]o matter how eminently reasonable a settlement may be, affecting outcomes through settlement that could not be accomplished directly through provisions of the Bankruptcy Code is unacceptable.”  (A149.)
There are several distinguishing factors between the instant case and Combustion Engineering that lead this Court to conclude that these pre-petition transfers did not render Arseneault, Cook, and Comstock present creditors subject to equality of distribution required by the Code.  Arseneault, Cook, and Comstock retain no “stub claims” chargeable to the Debtors’ estate because they have, as a practical matter, “relinquished” any right to future payments in the Settlement.  As they are all deceased, the Court presumes that they each retained their pre-petition settlements and their estates have no claim against the Asbestos Trust.  In addition, the Settlement was the result of arm’s length negotiations, and the Bankruptcy Court has already approved the Settlement as reasonable.
Therefore, the Court concludes, as a result of these distinguishing factors, that the section of the Plan which incorporated the Settlement is not an impediment to confirmation, at least with

____________________
15   The Bankruptcy Court did not explain how it would go about having the claimants “relinquish any pre-petition payments.”  As discussed infra, those payments were made years ago to claimants now deceased.  In addition, at oral argument, counsel for Congoleum suggested that the estates of these claimants are likely to be judgment proof.  (Tr. at 25:11-16 (“They may be judgment proof, we don't know that. We've not gotten to that stage of the litigation where we can know whether the estates have distributed all their money to individual heirs. I rather suspect that's true and that we'd have to chase down individuals.”.)

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 23 of 28

respect to the pre-petition payments to Arseneault, Cook, and Comstock.
E.           Confirmation of the Plan – Fees Paid to Messrs. Weitz and Rice
11 U.S.C. § 1129(a)(4) requires that a court approve as “reasonable” “[a]ny payment made or to be made . . . by the debtor . . . for services or for costs and expenses in or in connection with the case.”  As the Fifth Circuit observed,

What constitutes a reasonable payment will clearly vary from case to case and, among other things, will hinge to some degree upon who makes the payments at issue, who receives those payments, and whether the payments are made from assets of the estate. . . . Where the Bankruptcy Court has determined that the payment at issue was for an expense that is routine in the confection and confirmation of a plan (e.g., for legal or accounting services, expert witness fees, printing, etc.) and that the payment has not been made from and will not be reimbursed by the bankruptcy estate, the court will ordinarily have little reason to inquire further with respect to the amount charged.

In re Cajun Elec. Power Co-Op, Inc., 150 F.3d 503, 517 (5th Cir. 1998).
Judge Ferguson held that the Plan’s omission of an express provision for court approval of the fees to Messrs. Weitz and Rice precluded her from confirming the Plan.  In so holding, Judge Ferguson highlighted the three prior occasions on which she had communicated to the Debtors and all parties to the bankruptcy case the Court’s serious concerns about these fees and their potential for running afoul of § 1129(a)(4), the most recent of which was in her opinion approving the Settlement under Rule 9019.   Judge Ferguson found that the broad release of any claims against the Debtors’ estate detailed in § 5.14(b)(iii), including the “pre-petition payment to Claimants Counsel,” when combined with the Plan’s inclusion of “additional” to describe the fees the court was authorized to review, revealed that the intention was for the court to not review the already-disbursed $2 million in fees, noting the court’s ability to review fees under § 1129(a)(4) may be implicit but the

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 24 of 28

inclusion of § 5.14(b)(iii) in the Plan seeks to make that review a nullity. . . Had the Plan Proponents actually intended to give deference to this court’s previous ruling, they could have simply deleted the word “additional” from § 5.14(e). Instead, the Plan submitted guarantees that if this court were to disallow the payments to Claimants’ Counsel, then the [Plan] would have to be redrafted.

(A143-44.)
This Court agrees that these fees were subject to the court’s approval under § 1129(a)(4). Although appellants argue that § 5.14(b)(iii) of the Plan specifically references the fees Congoleum paid to Weitz and Rice, they fail to address the Bankruptcy Court’s primary reservation regarding that section and its interplay with § 5.14(e); namely, the inclusion of “additional” indicates that fees incurred by Claimants’ Counsel will be subject to court approval on a prospective basis only.  Therefore, in an effort to avoid further confusion, the Court directs the parties to strike the “additional” from any subsequent plan with a provision like § 5.14(e). When assessing the reasonableness of the fees during consideration of a plan of reorganization, this Court will consider the totality of the circumstances surrounding the payment of those fees.
F.           Dismissal Order
Because Century appeals the Dismissal Order for substantially the same reasons as do the appellants, both appeals are addressed here.  Appellants’ final argument on appeal is that the Bankruptcy Court abused its discretion by dismissing the Debtors’ case without cause, in contravention of 11 U.S.C. § 1112(b).  First, appellants argue that Judge Ferguson erred in dismissing the case because she failed to provide notice and an evidentiary hearing prior to entering the Dismissal Order.  Further, at oral argument, the appellants suggested that dismissal would result in numerous substantial consequences, including Congoleum’s defaulting on a working capital loan, which would become immediately due and payable, the potential for

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 25 of 28

immediate enforcement of the liens on Debtors’ property held by its secured creditors, and the immediate seizure of Congoleum’s assets by its bondholders.  In short, the effect of dismissal of the case at this juncture could be “cataclysm[ic].”  (Tr. at 35:24-25.)  The appellees have suggested that the “cataclysm” invoked by the appellants is overstated as Congoleum remains a cash-flow positive company “generating tens of millions of dollars” every year (Tr. at 58:4-5), and that the Bankruptcy Court had cause to dismiss the case, namely the accumulation over five years of over $100 million in professional fees that have failed to produce a confirmable plan.
A court may dismiss or convert into a Chapter 7 liquidation any bankruptcy proceeding where the court finds “cause” to do so, so long as the conversion or dismissal is in the best interests of the creditors and the debtors’ estate.  11 U.S.C. § 1112(b)16 (“the court shall convert a case under this chapter to a case under chapter 7 or dismiss a case under this chapter, whichever is in the best interests of creditors and the estate, if the movant establishes cause”).  The statute enumerates a non-exhaustive list of circumstances which could constitute “cause” for dismissal.17

____________________
16   This section of the statute was amended in 2005 but as the case was filed before the effective date of those amendments, this Court will interpret the older version of the statute as did the Bankruptcy Court.

17   The statute recognized “cause” in the following circumstances: “(1) continuing loss to or diminution of the estate and absence of a reasonable likelihood of rehabilitation; (2) inability to effectuate a plan; (3) unreasonable delay by the debtor that is prejudicial to creditors; (4) failure to propose a plan under section 1121 of this title within any time fixed by the court; (5) denial of confirmation of every proposed plan and denial of a request made for additional time for filing another plan or a modification of a plan; (6) revocation of an order of confirmation under section 1144 of this title, and denial of confirmation of another plan or a modified plan under section 1129 of this title; (7) inability to effectuate substantial consummation of a confirmed plan; (8) material default by the debtor with respect to a confirmed plan; (9) termination of a plan by reason of the occurrence of a condition specified in the plan; (10) nonpayment of any fees or charges required under chapter 123 of title 28.” 11 U.S.C. § 1112(b) (2004).

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 26 of 28

If a bankruptcy or district court finds “cause” for dismissal or conversion, the next step requires the court to determine which action, conversion or dismissal, is appropriate.  See In re SGL Carbon Corp., 200 F.3d 154, 159 n.8 (3d Cir. 1999). Under § 105(a), a court may convert or dismiss a case for cause sua sponte, though Federal Bankruptcy Rule 2002(a)(4) requires that the parties in interest be afforded twenty days notice of “the hearing on the dismissal of the case or the conversion of the case to another chapter.”   The decision to dismiss or convert is entrusted to the discretion of the bankruptcy court.  See In re SGL Carbon Corp., 200 F.3d at 159.
Judge Ferguson found that two categories of statutory “cause” were implicated in the instant case: “continuing loss or diminution of the estate” in the form of mounting professional fees and the denial of confirmation of every submitted plan “and denial of request made for additional time for filing another plan or modification of a plan.”  11 U.S.C. § 1112(b)(1), (5); (Summ. J. Op., A155.)  However, in so holding without a hearing, the Bankruptcy Court did not adequately take into account whether the parties could submit a confirmable plan consistent with the court’s objections, and instead presumed that they could not.  In particular, Judge Ferguson was continuously troubled by the equality of distribution issues as they related to the pre-petition payments to Arseneault, Cook, and Comstock, and her conclusion of law on this issue (discussed supra at II.D) might have contributed to her finding that the submission of a confirmable plan was not a realistic expectation.  Second, Judge Ferguson held no hearing necessary to adequately take into account the consequences of the dismissal, instead focusing backwards on the continued and significant difficulties in drafting an acceptable plan.  In so holding, Judge Ferguson failed to acknowledge or credit arguments from interested parties as to the dismissal of the case.  The Dismissal Order effectively sanctioned the Plan Proponents for failing to produce a plan

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 27 of 28

acceptable to her, instead of evaluating whether dismissal would be in the best interests of Congoleum’s creditors or the Company.
The Court finds that reversing the Dismissal Order better preserves Congoleum as a going concern, and that appellants’ alarm regarding the significant, negative effects of dismissal is well-founded.   Dismissal would also affect Congoleum’s financing, thus erecting a significant barrier to continued operations at Congoleum’s various facilities, and it presents the potential to push Congoleum into defaulting on its Senior Notes owed to its bondholders.  Dismissal is not in the best interest of Congoleum’s creditors and therefore, this Court holds that the Bankruptcy Court abused its discretion by dismissing the case.  Accordingly, the Dismissal Order is reversed.
III.       Conclusion
At oral argument, counsel for appellants requested “clear guidance” on how this Court anticipates handling the remainder of the case.  Therefore, the Court now withdraws the reference pursuant to 28 U.S.C. § 157(d) and will assume authority over the remaining proceedings in the Debtors’ case.  The Court takes this action in the interests of judicial economy and to avoid potential repetitive appeals and piecemeal litigation.
The parties are to submit a new plan to the Court for confirmation.  Because the Court has reversed the Bankruptcy Court’s holding denying confirmation of the Plan based on the pre-petition payments to Arseneault, Cook, and Comstock, the Court is satisfied that these pre-petition transfers do not present an impediment to confirmation.   However, any proposed plan should expressly provide for court approval of the “facilitation fees” and court review should not be limited to “additional” fees incurred by the Claimants’ Counsel, as was the case with the Plan reviewed in this Opinion.

Case 3:09-cv-01337-JAP     Document 69      Filed 08/17/2009     Page 28 of 28

This Court intends to hold a confirmation hearing for the next plan submitted.  In advance of the confirmation hearing, the parties are directed to brief the following issues: the Trust Distribution Procedures’ compliance with the Code including its treatment of any other “favored” claimants, the adequacy of funding for the Plan, and the good faith requirement.  The parties should also be prepared to present evidence regarding the reasonableness of the fees to Claimants’ Counsel, based on the totality of the circumstances surrounding the payments.  At oral argument, counsel for the Future Claimants’ Committee suggested that a substantial portion of these facilitation fees reflected reimbursement for costs incurred by Claimants’ Counsel. Claimants’ Counsel are therefore invited to provide evidence regarding the costs incurred warranting the $2 million in fees.
Finally, to the extent there are other objections to the new plan, the Court will entertain further proceedings as may be required.
An appropriate Order accompanies this Opinion.

Dated: August 17, 2009	/s/ JOEL A. PISANO
United States District Judge